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                                                                   EXHIBIT 10.11

                             FORM OF CASH BONUS PLAN
                               HEALTHSTREAM, INC.




Methodology
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The primary financial measurement underlying our cash bonus plan will be EBITDA.
This measure is intended to allow for comparability between periods and generally will exclude the impact of non-cash items or accounting changes. If net revenues are less than 95% of budgeted revenues, management will reduce the bonus calculations by 5-10% depending on the extent and circumstances of the unfavorable variance. Only non-commissioned employees are eligible for participation in the cash bonus plan.

Method of Bonus Calculation
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The calculation is based on the employee's level and role within the company.
Adjustments to the calculation may include discretionary amounts related to product line responsibilities or performance compared to budgeted results. Bonus amounts shall be adjusted to reflect movement from commissioned to non-commissioned roles, as well as leave of absences, employment for less than the entire year or other changes in roles and responsibilities.

Participant Level descriptions and participation
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Once results have exceeded budgeted EBITDA results, bonuses will begin to be earned. Calculations by participant shall be subject to the following levels and participation:

Level 1- Includes all positions within the company that generally don't have managerial responsibilities as a component of their job description. (up to 5% of base compensation)

Level 2- Includes positions that have supervisory and/or project responsibilities and have the title of Manager. (up to 6.25% of base compensation)

Level 3- Includes Business Directors and Vice Presidents. (up to 14% of base compensation)

Level 4- Includes the CEO and Senior Vice Presidents. (up to 14% of base compensation)

Bonus Amount - Any payout over the budgeted EBITDA target will be self-funding (that is to say, bonus payout would represent only a portion of the incremental EBITDA achievement over budget).

Timing - The Plan will run from January 1 through December 31. A summary of the plan shall be provided to all employees explaining the plan.

Administration - The plan shall be administered by the Compensation Committee of the Board of Directors.

Payout - On or about March 15 of the following year, contingent upon employment on the payment date.